Exhibit 4(d)

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, Regency Centers Corporation (“Regency,” “we,” “our,” or “us”), had three outstanding classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) our common stock, par value $0.01 per share (“Common Stock”), (ii) our 6.250% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), and (iii) our 5.875% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”).

The following description of our capital stock is a summary and is subject to, and is qualified in its entirety by reference to the provisions of our Restated Articles of Incorporation, as amended (the “Articles”) and our Bylaws, as amended and restated (the “Bylaws”), copies of which are incorporated by reference as Exhibits 3(a), 3(b), 3(c), 3(d), and 3(e) to our Annual Report on Form 10-K for the year ended December 31, 2023 of which this Exhibit 4(d) is a part.

Description of Capital Stock of Regency

The total number of shares of capital stock authorized by our Articles is 260,000,000, divided into classes as follows: (i) 220,000,000 shares of Common Stock; (ii) 30,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which 4,600,000 shares have been designated as Series A Preferred Stock and 4,400,000 shares have been designated as Series B Preferred Stock; and (iii) 10,000,000 shares of special common stock, par value $0.01 per share (the “Special Common Stock”). Each of the Preferred Stock and Special Common Stock may be issued in one or more classes or series as described in our Articles.

Restrictions on Ownership and Transfer

To maintain our qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), we must meet several requirements regarding the number of our shareholders and concentration of the ownership of our shares. No person or entity may beneficially own, or be deemed to own under the applicable constructive ownership provisions of the Code, more than 7% of the value of the outstanding shares of our capital stock (the “Ownership Limit”). Our board of directors may from time to time increase or decrease such Ownership Limit but may not increase the Ownership limit to greater than 9.8% of the value of our outstanding capital stock. No person may constructively own more than 9.8% of the value of our outstanding capital stock (the “Related Tenant Limit”).

The following attempted transfers will be void and the intended transferee will acquire no rights in such capital stock:

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any transfer that, if effective, would result in any person beneficially or constructively owning our capital stock in excess of the Ownership Limit or the Related Tenant Limit, respectively;

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any transfer that, if effective, would result in our capital stock being owned by fewer than 100 persons, within the meaning of the Code;

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any transfer that, if effective, would result in Regency being “closely held” within the meaning of the Code; and

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any transfer that, if effective, would result in our disqualification as a REIT by virtue of actual, beneficial, or constructive ownership of our capital stock.

Exhibit 4(d)

Notwithstanding the foregoing, our board of directors may, upon receipt of either a certified copy of a ruling of the IRS, an opinion of counsel satisfactory to our board of directors or such other evidence as our board of directors deems appropriate, but will in no case be required to, exempt a person from the Ownership Limit, if the ruling or opinion concludes or the other evidence shows (i) that no person who is an individual as defined in the Code will, as a result of the ownership of the shares by such exempted person, be considered to have beneficial ownership, as defined in the Code, of an amount of our capital stock that will violate the Ownership Limit, or (ii) in the case of a person who constructively owns our capital stock in excess of the Related Tenant Limit, that the exemption from such limit would not cause us to fail to qualify as a REIT.

Our restrictions on ownership and transfer could have the effect of delaying, deferring, or preventing a Change of Control (as defined below).

Transfer Agent and Registrar

Our transfer agent and registrar for the Common Stock, the Series A Preferred Stock, and the Series B Preferred Stock, is Broadridge Corporate Issuer Solutions, Inc.

Common Stock

Voting Rights

Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. All actions submitted to a vote of shareholders are voted on by holders of Common Stock voting together as a single class. Holders of Common Stock are not entitled to cumulative voting in the election of directors.

Dividend Rights

Holders of Common Stock are entitled to receive dividends in cash or in property on an equal share-for-share basis, if and when dividends are declared on the Common Stock by our board of directors, subject to any preference in favor of outstanding shares of Preferred Stock.

Liquidation Rights

In the event of the liquidation of our company, all holders of Common Stock will participate on an equal share-for-share basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of Preferred Stock.

Preemptive Rights

Holders of Common Stock are not entitled to preemptive rights, and the Common Stock is not subject to redemption.

The rights of holders of Common Stock are subject to the rights of holders of any Preferred Stock that we have designated or may designate in the future. The rights of preferred shareholders may adversely affect the rights of the common shareholders.

Listing

Our Common Stock is listed on Nasdaq under the symbol “REG.”

Series A Preferred Stock

Maturity

Unless redeemed by us or converted by the holders in connection with a Change of Control (as defined below), the Series A Preferred Stock will have perpetual terms, with no maturity. The Series A Preferred Stock will not be subject to any sinking fund.

Exhibit 4(d)

Ranking

The Series A Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up:

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senior to all classes or series of our Common Stock, and to all equity securities issued by us ranking junior to the Series A Preferred Stock;

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on a parity with the Series B Preferred Stock, and with all other equity securities we may issue, the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock and the Series A Preferred Stock;

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junior to all existing and future indebtedness of Regency, and to any equity securities that we may issue in the future, the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock.

Dividends

Holders of the shares of the Series A Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us, out of our funds legally available for the payment of dividends, preferential cumulative dividends payable in cash at the rate per annum of $1.5625 per share of the Series A Preferred Stock (the “Annual Dividend Rate”), which is equivalent to a rate of 6.250% per annum of the $25.00 per share liquidation preference. These dividends are cumulative from and including August 1, 2023, and are payable in arrears for each quarterly period ending January 31, April 30, July 31 and October 31 on January 31, April 30, July 31 and October 31, of each year, respectively, or, if any such date is not a business day, no later than the next business day. The amount of dividends payable on each dividend payment date for the Series A Preferred Stock will be computed by dividing the Annual Dividend Rate by four. The amount of any dividend payable on the Series A Preferred Stock with respect to any other period (that is shorter or longer than one full quarterly period) will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear in our shareholder records at the close of business on the applicable record date determined each quarter by our board of directors, as provided by the FBCA, which will not be more than 30 days before the applicable dividend payment date.

We will not declare dividends on outstanding shares of the Series A Preferred Stock or pay or set apart for payment dividends on the Series A Preferred Stock at any time if the authorization, declaration, payment or setting apart for payment thereof:

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is prohibited by the terms and provisions of any agreement to which we are a party;

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would constitute a breach or a default of any agreement to which we are a party; or

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is restricted or prohibited by law.

Exhibit 4(d)

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are authorized or declared. Accrued but unpaid dividends on shares of the Series A Preferred Stock do not bear interest and holders of Series A Preferred Stock are not entitled to any distributions in excess of the full cumulative distributions described above.

Except as described in the next sentence, no dividends will be authorized, declared and paid or authorized, declared and set apart for payment on any of our capital stock ranking, as to dividends, on a parity with the Series A Preferred Stock (other than a dividend in shares of the Common Stock or in shares of any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are authorized, declared and paid or authorized, declared and a sufficient sum for the payment of such dividends is set apart for such payment on outstanding shares of the Series A Preferred Stock for all past dividend periods. When dividends are not paid in full (or a sufficient sum for such full payment is not set apart) upon the Series A Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends authorized and declared upon the Series A Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series A Preferred Stock will be authorized and declared ratably so that the amount of dividends authorized and declared per share of Series A Preferred Stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

Except as described in the immediately preceding paragraph, unless full cumulative dividends on outstanding shares of the Series A Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, we will not declare or pay or set aside for payment dividends (other than in shares of our Common Stock or other shares of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation), declare or make any other distribution on our Common Stock, or any other capital stock ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, or redeem, purchase, or otherwise acquire for any consideration, or pay or make available any monies for sinking fund for the redemption of, any of our shares of Common Stock, or any other shares of capital stock ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for other capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation or redemption for the purpose of preserving our qualification as a REIT).

Holders of Series A Preferred Stock are not entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as described above. Any dividend payment made on shares of the Series A Preferred Stock is first credited against the earliest accrued but unpaid dividend due with respect to those shares which remains payable. So long as no dividends are in arrears, we are entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable laws.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or the winding up of our affairs, the holders of Series A Preferred Stock are entitled to be paid out of our assets that are legally available for distribution to our shareholders a $25.00 per share liquidation preference, plus any amount equal to any accrued and unpaid dividends (whether or not declared) to, but excluding, the date of payment, but without interest, before any distribution of assets may be made to holders of our Common Stock or any other class or series of our capital stock that ranks junior to the Series A Preferred Stock as to liquidation rights. Each such distribution is subject to the “Ranking” section provided above.

Holders of Series A Preferred Stock are entitled to written notice of any liquidation, dissolution, or winding up. After the holders of Series A Preferred Stock receive payment of the full amount of the liquidating distributions to which they are entitled, the holder of Series A Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any corporation, trust or entity or of any other corporation with or

Exhibit 4(d)

into Regency, or the sale, lease or conveyance of all or substantially all of our property or business, is not deemed to constitute our liquidation, dissolution, or winding up.

In determining whether a distribution to holders of Series A Preferred Stock (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the FBCA, no effect will be given to the amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of our stock whose preferential rights upon dissolution are superior to those receiving the distribution.

Optional Redemption

We may, at our option and upon notice, redeem shares of the Series A Preferred Stock, in whole or in part, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends, but not including, the date fixed for redemption (unless the redemption date falls after a dividend record date and prior to the corresponding dividend payment date) without interest. At any time, we will have the right to purchase from a holder of shares of Series A Preferred Stock any shares of Series A Preferred Stock held by such holder in excess of 7% of the value of our outstanding capital stock in order to enforce the ownership restrictions described in the section “Restrictions on Ownership and Transfer” above, to preserve our tax status as a REIT.

Special Optional Redemption

In the event of a Change of Control (as defined below) we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date (unless the redemption date falls after a dividend record date and prior to the corresponding dividend payment date).

A “Change of Control” occurs when, after the Series A Preferred Stock issue date, the following have occurred and are continuing:

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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of common stock entitling that person to exercise more than 50% of the total voting power of all outstanding shares of common stock entitled to vote generally in the election of directors (and such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the immediately preceding bullet point, neither Regency nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed or quoted on the NYSE, the NYSE American or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

Redemption Procedures

We will give notice of redemption by mail, postage prepaid, not less than 30 nor more than 90 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock, except as to a holder to whom notice was defective or not given. However, no notice of redemption will be required where we elect to redeem Series A Preferred Stock to preserve our REIT qualification.

If we redeem less than all of the Series A Preferred Stock held by any holder, the notice mailed to such holder will also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. If fewer than

Exhibit 4(d)

all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected by lot or pro rata. If a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, each holder of Series A Preferred Stock at the close of business on the applicable dividend record date is entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.

If we have given notice of redemption of any shares of Series A Preferred Stock and have set apart for payment the funds necessary for the redemption for the benefit of the holders of any shares of Series A Preferred Stock called for redemption, then from and after the redemption date:

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dividends will cease to accrue on such shares of Series A Preferred Stock;

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the shares of Series A Preferred Stock will no longer be deemed outstanding; and

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all rights of the holders of the shares will terminate, except the right to receive the redemption price.

If full cumulative dividends on the Series A Preferred Stock have not been paid or declared and set apart for payment for all prior dividend periods, we may not redeem any shares of Series A Preferred Stock unless we simultaneously redeem all outstanding shares of Series A Preferred Stock, and we will not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for shares of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation). So long as no dividends are in arrears, we are entitled, at any time and from time to time, to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by our board of directors and effected in compliance with applicable law.

Voting Rights

Holders of Series A Preferred Stock do not have any voting rights, except as described below.

Whenever dividends on any Series A Preferred Stock are in arrears for six or more consecutive or nonconsecutive quarterly periods, the number of directors then serving on our board of directors will be increased by two (if not already increased by reason of a similar arrearage with respect to any Parity Preferred (as defined below)) and the holders of Series A Preferred Stock will be entitled to vote separately as a class with all other series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable, including, in that instance, the Series B Preferred Stock (“Parity Preferred”), in order to fill the newly created vacancies, for the election of a total of two additional directors of Regency (the “Preferred Stock Directors”) at the annual meeting of shareholders or at a special meeting of the Series A Preferred Stock called by us at the request of holders of record of at least 10% of the Series A Preferred Stock or the holders of record of at least 10% of any series of Parity Preferred also in arrears (unless such request is received less than 90 days before the date fixed for the next annual meeting of shareholders), and at each subsequent annual meeting until (or, if the directors are divided into classes, at the conclusion of the terms of each Preferred Stock Director) all dividends accrued on the shares of Series A Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period are fully paid.

Each Preferred Stock Director, as a qualification for election (and regardless of how elected) will submit to our board of directors a duly executed, valid, binding and enforceable letter of resignation from our board of directors, to be effective upon the date upon which all dividends accrued on the shares of Series A Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period are fully paid, at which time the terms of office of all persons elected as Preferred Stock Directors by the holders of Series A Preferred Stock and any Parity Preferred will, upon the effectiveness of their respective letters of resignation, terminate, and the number of directors then serving on our board of directors will be reduced accordingly. A quorum for any meeting will exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred

Exhibit 4(d)

upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at the meeting.

The Preferred Stock Directors will be elected upon the affirmative vote of a plurality of the shares of Series A Preferred Stock and Parity Preferred (regardless of liquidation preference) present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accrued dividends and the dividend for the then current dividend period on the Series A Preferred Stock are paid in full, the holders of Series A Preferred Stock will be divested of the these voting rights (subject to revesting each and every time dividends on the Series A Preferred Stock are in arrears for six of more consecutive or non-consecutive quarterly periods).

Any Preferred Stock Director may be removed at any time with or without cause by, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as dividends on the Series A Preferred Stock continue to be in arrears, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors will each be entitled to one vote per director on any matter properly coming before our board of directors.

In no event will the holders of Series A Preferred Stock be entitled to elect a director that would cause Regency to fail to satisfy a requirement relating to director independence of any securities exchange on which any class or series of our stock is listed.

So long as any shares of Series A Preferred Stock are outstanding, we will not, without the affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of our outstanding Series A Preferred Stock, voting separately as a class, given in person or by proxy, either in writing without a meeting or by vote at any meeting:

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voluntarily terminate or revoke our status as a REIT;

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amend, alter or repeal of any of the provisions of our Articles (whether by merger, consolidation or otherwise (an “Event”)) so as to materially and adversely affect any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Series A Preferred Stock or the holders of Series A Preferred Stock; or

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authorize, create or increase the authorized number of shares of any class or series, or any security convertible into shares of any class or series of our stock ranking senior to the Series A Preferred Stock as to distribution or any liquidation, dissolution or winding up or as to the payment of dividends;

provided, however, that, in the case of each of the bullet points listed above, no such vote of the holders of Series A Preferred Stock will be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, all outstanding shares of Series A Preferred Stock will have been redeemed or called for redemption upon proper notice and sufficient funds will have been deposited in trust to effect such redemption or, in the case of an Event, regardless of the date of the transaction, the holders of Series A Preferred Stock receive in the transaction their liquidation preference plus accrued and unpaid dividends.

With respect to the occurrence of any Event described above, (a) any increase in the authorized amount of any shares Series A Preferred Stock or any shares ranking on a parity with or junior to the Series A Preferred Stock will not be deemed to materially adversely affect the rights and preferences, and (b) any filing with the Florida Division

Exhibit 4(d)

of Corporations by us will not be deemed to be an amendment, alteration or repeal of any of the provisions of the Articles that materially and adversely affects the rights and preferences, provided that: (1) Regency is the surviving entity and the Series A Preferred Stock remain outstanding with terms materially unchanged in any respect adverse to the holders of Series A Preferred Stock; or (2) the resulting, surviving or transferee entity is organized under the laws of any state and substitutes or exchanges the Series A Preferred Stock for other preferred stock, shares or other equity interests having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are substantially similar to that of the Series A Preferred Stock (except for changes that do not materially and adversely affect the holders of Series A Preferred Stock).

Each holder of Series A Preferred Stock will be entitled to one vote for each liquidation preference per share with respect to shares of the Series A Preferred Stock held by such holder. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of the Series A Preferred Stock has been cast or given on any matter on which the holders of Series A Preferred Stock are entitled to vote will be determined by us by reference to the specified liquidation amounts of the shares voted or covered by the consent.

The holders of Series A Preferred Stock will have exclusive voting rights on any proposed amendment to the Articles that would alter only the contract rights of the Series A Preferred Stock.

Except as expressly stated in our Articles, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders of Series A Preferred Stock will not be required for the taking of any corporate action, including, but not limited to, any merger or consolidation, or a sale of all or substantially all of our assets, or our liquidation or dissolution, irrespective of the effect that such merger, consolidation, sale, liquidation or dissolution may have upon the rights, preferences or voting power of the holders of Series A Preferred Stock.

Conversion Rights

The Series A Preferred Stock is not convertible or exchangeable for any property or other services unless upon occurrence of a Change of Control.

Upon the occurrence of a Change of Control, unless, upon the date fixed for such conversion, we provide notice of redemption of such shares of Series A Preferred Stock as described above under “Optional Redemption” or “Special Redemption”, then, unless the holders of Series A Preferred Stock will receive Alternative Form Consideration as described below, each holder of Series A Preferred Stock will have the right to convert all or part of the Series A Preferred Stock held by such holder into a number of shares of our Common Stock per share of Series A Preferred Stock to be so converted, or the Common Share Conversion Consideration, equal to the lesser of:

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the quotient obtained (the “Conversion Rate”) by dividing (A) the sum of $25.00 plus the amount of any accrued and unpaid dividends thereon (whether or not declared) to, but not including, the applicable date fixed for conversion (unless the conversion date (as defined below) is after a record date for the payment or a dividend on the Series A Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the sum), by (B) the Common Stock Price (as defined below); and

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0.6709 (the “Share Cap”), subject to the adjustments described below.

The Share Cap will be subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to our Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

Exhibit 4(d)

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the conversion rights in connection with a Change of Control and respect of the Series A Preferred Stock will not exceed 3,086,140 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the number of authorized shares of Series A Preferred Stock increases after the first date on which any shares of the Series A Preferred Stock are issued (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which shares of our Common Stock will be converted into cash, securities or other property or assets, including any combination thereof, or Alternative Form Consideration, a holder of shares of Series A Preferred Stock will receive upon conversion of a share of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive had such holder held a number of shares of our Common Stock equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”).

If the holders of our Common Stock have the opportunity to elect the form of consideration to be received in connection with the Change of Control, the form of consideration that the holders of Series A Preferred Stock will receive will be in the form of consideration elected by the holders of a plurality of the shares of Common Stock held by shareholders who participate in the election and will be subject to any limitations to which all holders of our Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in connection with the Change of Control.

We will not issue fractional shares of Common Stock upon the conversion of Series A Preferred Stock. Instead, we will pay the cash value of any such fractional shares based on the Common Stock Price (defined below).

The “Conversion Date” with respect to any Change of Control is the date the Series A Preferred Stock is to be converted, which will be a business day no fewer than 20 days nor more than 35 days after the date on which we provide notice of the Change of Control.

The “Common Stock Price” for any Change of Control will be (x) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by holders of our Common Stock is solely cash, and (y) the average of the closing prices per share of Common Stock on the NYSE, the NYSE American or the NASDAQ for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of our Common Stock is other than solely cash.

If a Conversion Date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of Series A Preferred Stock at the close of business on such dividend record date will be entitled to receive the dividend payable on such shares on the corresponding payment date, notwithstanding the conversion of such shares on or prior to such payment date, but the Conversion Rate will not be calculated to include such accrued and unpaid dividends.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of record of outstanding shares of Series A Preferred Stock, at the addresses for such holders shown in our stock transfer records, a notice of the occurrence of the Change of Control. A failure to give such notice, any defect of the notice, or any defect in the mailing of the notice will not affect the sufficiency of the notice or validity of the proceedings for conversion of any shares of Series A Preferred Stock in connection with a Change of Control, except as to the holder to whom notice was defective or not given. A notice that has been mailed in the manner provided in this paragraph will be conclusively presumed to be given on the date it is mailed whether or not the stockholder received such notice. We will issue a press release containing the information stated in such a notice, and post such a notice on our website, prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of record of Series A Preferred Stock.

To exercise the conversion rights in connection with a Change of Control, a holder of record of Series A Preferred Stock will be required to deliver, on or before the close of business on the applicable Conversion Date, the

Exhibit 4(d)

certificates, if any, representing any certificated shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written notice of exercise and any other documents the we reasonably require in connection with such conversion, to our conversion agent. The conversion notice must state the number of shares of Series A Preferred Stock to be converted.

Holders of Series A Preferred Stock may withdraw any notice of exercise of a conversion right in connection with a Change of Control (in whole or in part), by a written notice of withdrawal, containing the requisite information, delivered to our conversion agent prior to the close of business on the business day prior to the applicable Conversion Date. However, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must instead comply with applicable procedures of The DTC.

Shares of Series A Preferred Stock as to which the holder’s conversion right has been properly exercised and for which the notice of exercise has not been properly withdrawn will be converted into the applicable form of consideration on the applicable Conversion Date unless, prior to the Conversion Date, we provide notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to its our optional redemption right or special redemption right.

We will deliver the amounts owing upon the conversion no later than the third business day following the applicable Conversion Date.

In connection with the exercise of any conversion rights due to a Change of Control, we will comply with all U.S. federal and state securities laws and stock exchange rules regarding any conversion of shares of Series A Preferred Stock into the applicable conversion consideration.

Notwithstanding any other provision of the terms of the Series A Preferred Stock, no holder of the Series A Preferred Stock will be entitled to convert any shares of Series A Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to violate our “Restrictions on Ownership and Transfer” as described above.

The conversion and redemption features of the Series A Preferred Stock may make it more difficult for or discourage a party from taking over Regency.

Information Rights

During any period during which we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that we would have been required to file with the SEC if we were subject thereto (other than any exhibits that would have been required) within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of Series A Preferred Stock.

Listing

Our Series A Preferred Stock is listed on The Nasdaq Stock Market LLC, under the symbol “REGCP.”

Description of the Series B Preferred Stock

The terms of the Series B Preferred Stock are substantially similar to the terms of the Series A Preferred Stock, other than as follows:

Dividends

Exhibit 4(d)

Holders of shares of the Series B Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us, out of our funds legally available for the payment of dividends, preferential cumulative dividends payable in cash at the rate per annum of $1.4688 per share of the Series B Preferred Stock, which is equivalent to a rate of 5.875% per annum of the $25.00 per share liquidation preference. Dividends on shares of Series B Preferred Stock are payable in quarterly arrears.

Optional Redemption

The Series B Preferred Stock is not redeemable by us prior to October 1, 2024, except under circumstances where it is necessary to preserve our status as a REIT for U.S. federal income tax purposes and except upon the occurrence of certain Changes of Control. On and after October 1, 2024, we may, at our option, upon not less than 30 nor more than 90 days’ written notice, redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but excluding, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series B Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price).

Special Optional Redemption

In the event of a Change of Control, regardless of whether such Change of Control occurs prior to or after October 1, 2024, we will have the option to redeem the Series B Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, for a cash redemption price per share equal to $25.00 plus all accrued and unpaid dividends thereon (whether or not declared) to, but not including, the redemption date (unless the redemption date is after a record date set for the payment of a dividend on the Series B Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in the redemption price), upon the giving of the requisite notice.

“Change of Control” is defined the same as it is for the Series A Preferred Stock.

Conversion Rights

Upon the occurrence of a Change of Control, unless, prior to the date fixed for such conversion, we provide notice of redemption of such shares of Series B Preferred Stock in a manner similar to the procedures for the Series A Preferred Stock described above under “Optional Redemption” or “Special Optional Redemption”, then, unless holders of Series B Preferred Stock will receive the Alternative Form Consideration, each holder of Series B Preferred Stock will have the right to convert all or part of the Series B Preferred Stock held by such holder into a number of shares of Common Stock per share of Series B Preferred Stock to be so converted, or the Common Share Conversion Consideration, equal to the lesser of:

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the quotient obtained (the “Conversion Rate”) by dividing (i) the sum of $25.00 plus the amount of any accrued and unpaid dividends thereon (whether or not declared) to, but not including, the applicable date fixed for conversion (unless the applicable Conversion Date is after a record date set for the payment of a dividend on the Series B Preferred Stock and on or prior to the corresponding dividend payment date, in which case the amount of such accrued and unpaid dividend will not be included in this sum), by (ii) the Common Share Price; and

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0.6066 (as used in this subsection, the “Share Cap”), subject to certain adjustments described below.

The Share Cap will be subject to pro rata adjustments for Share Splits with respect to our Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such

Exhibit 4(d)

Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) issuable in connection with the exercise of conversion rights in connection with a Change of Control and in respect of the Series B Preferred Stock will not exceed 2,669,040 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) subject to increase on a pro rata basis if the number of authorized shares of Series B Preferred Stock increases after the first date on which any shares of the Series B Preferred Stock are issued (as used in this subsection, the “Exchange Cap”). The Exchange Cap applicable is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional shares of Series B Preferred Stock are issued in the future.

Listing

Our Series B Preferred Stock is listed on The Nasdaq Stock Market LLC, under the symbol “REGCO.”